Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Incentive Plan, the Amended and Restated 2021 Employee Stock Purchase Plan, and the 2024 Inducement Stock Incentive Plan of Verve Therapeutics, Inc. of our reports dated February 27, 2024, with respect to the consolidated financial statements of Verve Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Verve Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 27, 2024